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                       FARM BUREAU LIFE INSURANCE COMPANY
                              CAREER AGENT CONTRACT

     THIS CONTRACT, made and entered into by and between _______ hereinafter referred to as "Career Agent," and FARM BUREAU LIFE INSURANCE COMPANY, an Iowa corporation with its principal place of business at 5400 University Avenue, West Des Moines, Polk County, Iowa, hereinafter referred to as "Company."

     NOW, THEREFORE, in consideration of the mutual obligations, covenants and agreements contained herein, to be kept and performed by the parties hereto, it is agreed as follows:

     1. EFFECTIVE DATE OF CONTRACT. This Contract will become effective on the
first day of                 ,          and will remain in full force and effect
until canceled or terminated as provided herein.

     2. AGENCY. The Agency will be comprised of the Agency Manager, an Assistant Agency Manager and/or Associate Manager, if assigned, together with all Career Agents for whom the Agency Manager has approved appointment as evidenced by Agency Manager's endorsement on the Career Agent's Contracts.

     3. CAREER AGENT'S AUTHORITY. Company hereby authorizes Career Agent to solicit applications on behalf of Company for any and all insurance policies, insurance contracts, and annuities, written or sold by or through Company, provided that Career Agent is at all times properly licensed as required by any federal or state law or governmental authority.
     Career Agent shall not make, alter, or discharge any contracts for the Company; waive any forfeitures; name special rates; guarantee dividends in excess of those provided for in a policy; waive payment in cash; extend the time of payment of any premium; accept payment of any past-due premium; extend any credit; or approve evidence of good health.
     All applications for insurance and annuities are subject to acceptance or rejection by the Company. Career Agent shall not incur any indebtedness or liability on behalf of the Company in any manner whatsoever.
     Career Agent shall exercise the authority given him under this Contract within the territory of the Agency designated in paragraph 18. This territory is not assigned exclusively to Career Agent.
     Applications for the purchase of flexible or fixed premium variable life insurance policies or annuities shall be solicited only within the territory in which such policies or annuities are qualified for sale and in which the Company and the Career Agent are authorized to do business in accordance with licensing requirements and other applicable laws and regulations. Applications for the purchase of flexible or fixed premium variable life insurance policies or annuities will be accepted only by the Company at its Home Office in West
Des Moines, Iowa.

     4. INDEPENDENT CONTRACTOR. It is the intent of the parties hereto that for all purposes and in all situations governed by the provisions of this agreement, Career Agent will be, and is hereby declared to be, an independent contractor and not an employee, and that the relationship between Career Agent and Company created by this agreement, will be governed by those rules of law governing the status of and relationships with independent contractors and not those rules of law governing employer-employee relations. Accordingly, Career Agent has the right to control the activities and means by which the provisions of this agreement are carried out, the right to exercise independent judgment as to the persons from whom applications for insurance policies will be solicited, and the right to determine the time, place, and manner of soliciting and servicing policyholders of the Company.
     If training courses, sales methods and material or similar aids and services are extended or made available to the Career Agent, it is agreed that the purpose and effect thereof will not be to give the Company control over the Career Agent's time or direction or control over the manner or means by which he will conduct his business, but only to assist the Career Agent in his business.

     5. EXCLUSIVE AGENT. Career Agent agrees not to solicit or to contract to solicit applications for life, health, disability income insurance, long term care, or annuities on behalf of any insurance company other than the Company, its subsidiaries, its affiliates or other companies which have marketing agreements with Company or its affiliates, without the express written consent of the Company. Career Agent may solicit applications to be placed through FBL Insurance Brokerage, Inc.

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     6.   CAREER AGENT'S RESPONSIBILITIES. Career Agent agrees to comply with the Company's rules and regulations pertaining to the policies and products covered by this Contract, provided, however, that such rules and regulations will not interfere with Career Agent's status as an independent contractor as described in paragraph 4 above.

          (a) SERVICE. Career Agent agrees to use Career Agent's best efforts to provide service to Company's policyholders and Farm Bureau Members consistent with Company's "Service to Members" philosophy and to maintain in force any business placed with Company. Career Agent further agrees to become fully informed as to the provisions and benefits of each product offered by Company for which Career Agent is authorized to solicit applications and to represent such products adequately and fairly to policyholders and prospective policyholders.

          (b) ACCOUNTS AND RECORDS. Career Agent shall keep accurate accounts and records of all business transactions including, without limitation, account service records, which will be open at all times to inspection and examination by authorized representatives of Company. Career Agent agrees (1) that he shall be considered a bailee as to all accounts, account records, policyholder files, policyholder lists, rate books or manuals, applications and other forms, and all other records in Career Agent's possession pertaining to Company's business, (2) that these materials are the property of Company and (3) that these materials will be returned to Company upon demand.

          (c) PREMIUM TRANSMITTAL. Career Agent agrees that all cash, checks, or funds in any form, received by Career Agent for or on behalf of Company, will be held in trust for Company, and Career Agent shall transmit to Company immediately upon receipt all applications solicited and all money received in connection therewith.

          (d) EXPENSES. Career Agent agrees to pay all expenses incurred by Career Agent in the performance of this Contract including, but not limited to, expenses for office space, secretarial help, and telephone facilities.

          (e) ASSIGNMENT OF COMMISSIONS. Career Agent agrees not to assign this Contract or any commission or other compensation payable under it without the prior written consent of Company, and no such assignment will be effective without such consent.

          (f) BOND. Career Agent shall apply for and be accepted as a participant in the Blanket Position Bond furnished by the Company.

          (g) ERROR AND OMISSION INSURANCE. Career Agent shall apply for and maintain error and omission insurance coverage with limits satisfactory to Company while this contract is in effect.

     7.   LIFE AND ANNUITY COMMISSIONS.

          (a) LIFE AND ANNUITY, FIRST-YEAR COMMISSIONS. First-year commissions will be paid to Career Agent on all first-year life insurance and annuity premium received and retained by the Company on issued and paid-for business produced personally by the Career Agent in accordance with the Career Agent Life and Annuity Commission Schedule in effect on the effective date of the policies to which they relate.

          (b) MINIMUM POLICY. No first-year commissions will be paid or premium credit allowed on any new life insurance policy with a face amount of less than $10,000 with the exception of Guaranteed Purchase Option riders.

          (c) SERVICE FEES. Service fees on life insurance and annuity premium (other than first-year premium) received and retained by the Company will be paid according to the rules and at the rates set forth on the Career Agent Life and Annuity Commission Schedule in effect on the effective date of the policies to which they relate. Service fees will be paid to the Career Agent who personally produced the policy until (1) that Career Agent's contract with the Company is terminated, or (2) the policy on which the service fee is payable is assigned to another Career Agent, whichever occurs first.

          (d) PRODUCTIVITY/PERSISTENCY COMMISSION BONUS. A monthly commission bonus will be paid to qualifying Career Agents in accordance with the terms of the Life Production and Persistency Bonus Schedule in effect from time to time hereafter.

          (e) DEVELOPMENTAL BONUS. Based on the number of months under contract with the Company, Company may enter into an agreement with Career Agent pursuant to which Career Agent may earn a monthly Developmental Bonus. The amount of the monthly Developmental Bonus, if any, which Career Agent may earn will be based on the Career Agent Developmental Bonus Supplement in effect in the month for which the bonus is payable. A Developmental Bonus may only be earned if Career Agent is a party to a signed Developmental Bonus Supplement.

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          (f)  VARIABLE PRODUCT COMMISSIONS. While the contract is in force, commissions and service fees on flexible or fixed premium variable life insurance policies or annuities can only be paid or credited to a Career Agent who is supervised by, and a registered representative of, a broker/dealer affiliated with Company or a registered representative of a broker/dealer who has a sales agreement with a broker/dealer affiliated with Company, and who holds any required state licenses when the sale is made and when each premium is paid. If Career Agent fails or ceases to satisfy qualification requirements established by the National Association of Securities Dealers (NASD), or if such person is, or becomes subject to, a disqualification under the guidelines as defined by the NASD, Career Agent will not be entitled to any subsequent commission payments on any variable products during the time of any suspension or disqualification period(s). Any Career Agent who is suspended or disqualified is not eliglible to service or be assigned to, accounts which contain one or more variable products for the term of any disqualification period. After termination of this contract, commissions will terminate if Career Agent becomes a registered representative of a broker/dealer not affiliated with Company.

          (g) OTHER COMMISSIONS. Commissions and service fees on products of other companies which have marketing agreements with the Company or its affiliates will be paid in accordance with the Career Agent Miscellaneous Products Commission Schedule in effect on the effective date of this contract or as amended by the Company from time to time thereafter.

          (h) LIFE PREMIUMS. For the purpose of all commission payments, "Premiums" shall not include premiums collected for Temporary Flat Extra Premiums.

          (i) MATCHING/SAVINGS PROGRAM. Career Agent shall be entitled to participate in the Matching/Savings Program after two years of service with Company. If Career Agent elects to participate in this program, Company will pay Career Agent an additional commission each month. The amount of the additional commission shall be selected by Career Agent and shall be a percentage of Career Agent's first-year life, and annuity commissions. The maximum percentage Company will pay Career Agent as an additional commission is seven percent (7%). Career Agent must deposit this commission, plus an equal amount, into a Company sponsored mutual fund, variable annuity, flexible premium deferred annuity or utilize this commission to purchase FBL Financial Group Inc. stock, if available, through procedures established by the Company. Funds deposited in this account may be withdrawn by Career Agent at any time, however, the withdrawal of any amount deposited pursuant to the Matching/Savings Program by Career Agent, or the withdrawal of earnings on such deposits, will terminate Career Agents right to further participation in the Matching/Savings Program. Career Agents right to further participation in the Matching/Savings Program will end upon the termination of this contract.

     8. ASSIGNMENT OF ACCOUNTS. Upon cancellation of this Contract, or termination or transfer of Career Agent to another agency, or in any case to better serve an account, credit for service fees and the responsibility for servicing the account may be assigned to another agent. It will be the responsibility of Career Agent to maintain service records as required by the Company on each of Career Agent's assigned accounts. The Company reserves the right to review at least annually the account service records maintained by Career Agent. If the Company in its sole discretion determines that satisfactory service has not been given to an account, Company reserves the right to withdraw the account from Career Agent for purposes of service fees and service responsibility.

     9. REFUNDS AND CREDITS. Commissions will be earned and production credit given when premium is received and retained by the Company and when credited on Company's books. Commissions will be recovered and production credit reversed should Company for any reason fail to retain any premium or consideration on any policy or contract.

     10. RESERVED RIGHT. Company reserves the right to amend existing rules and procedures and to adopt new rules and procedures relating to the solicitation and sale by Career Agent of any of Company's existing or future products or policies and to change the production credit given and the commissions, bonuses, and other compensation payable to Career Agent with respect to any or all such products or policies.

     11. TERMINATION. This Contract may be terminated by Company or Career Agent at any time, with or without cause, by giving notice of termination, in writing, to the other party. Notice of Termination need not include the reason or reasons, if any, for such termination.
          Career Agent acknowledges that Company has not, either expressly or otherwise, agreed to continue the term of this Contract for any definite period of time.
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          This Contract will terminate automatically, without Notice of
Termination, upon Career Agent's death.

     12. LIEN PROVISION. Company will be entitled to a first lien on any payment due or hereafter becoming due Career Agent under this Contract in an amount equal to any current or future indebtedness of Career Agent to company, its subsidiaries or affiliates. Career Agent authorizes Company to deduct the amount of any such indebtedness from any payment otherwise due Career Agent and to pay such amount on behalf of Career Agent to the Company entitled thereto.

     13. SOLE AGREEMENT. This Contract constitutes the sole agreement and supersedes all prior contracts between the parties hereto, but this Contract will not impair the Career Agent's right to commissions or fees, if any, earned under a prior contract or contracts with the Company.

              14. MODIFICATION OR AMENDMENT. Any modification or amendment of this Contract must be in writing and duly executed by the parties hereto; provided, however, that the Company may by written notice unilaterally amend any Schedule or Supplement referred to in this Contract to affect policies to be issued or commissions earned after the date of the amendment.

     15. WAIVERS. No act of forbearance on the part of the Company to enforce any of the provisions of this Contract will be construed as a modification of this Contract, nor will the failure of either party to exercise any right or privilege herein granted be considered as a waiver of such right or privilege.

     16. GENDER AND NUMBER. Any reference in this Contract to the masculine gender will include the feminine gender as applicable. References to the singular will include the plural where appropriate, and vice versa.

     17. FEDERAL VIOLENT CRIME CONTROL AND LAW ENFORCEMENT ACT. The Federal Violent Crime Control and Law Enforcement Act prohibits an insurance company from allowing individuals convicted of certain felonies to participate in the business of insurance. Career Agent certifies he or she has not been convicted of or plead guilty to a felony, and agrees to advise Company of any future conviction or guilty plea within 30 days of the occurrence of any such event.

     18.  AGENCY WILL BE DESIGNATED as
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IN WITNESS WHEREOF, the parties hereto have affixed their signatures on the date set opposite their signatures.


Date of Signing
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                                 Signature of Career Agent          Agent No.




Date of Signing
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                                 Agency Manager


Date of Signing           By
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                                 Authorized Representative of
                                 Farm Bureau Life Insurance Company